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        [LOGO] VYTERIS

The Human Touch of Innovation (TM)


CONTACTS:
Michael G. McGuinness                              Melody A. Carey
Chief Financial Officer                            Rx Communications Group, LLC
Vyteris, Inc.                                      (917) 322-2571
(201) 703-2418                                     mcarey@rxir.com


FOR IMMEDIATE RELEASE


      FERRING PHARMACEUTICALS INC. FILES IND FOR FEMALE INFERTILITY PRODUCT
               UTILIZING VYTERIS ACTYVE(TM) TRANSDERMAL TECHNOLOGY

Fair Lawn, NJ, June 2, 2005 - Vyteris Holdings (Nevada), Inc. (OTCBB: VYHN) today announced that its development and marketing partner, Ferring Pharmaceuticals, Inc. submitted an investigational new drug (IND) application to the U.S. Food and Drug Administration (FDA) in preparation for the initiation of clinical trials on a new transdermal product developed by Vyteris and Ferring to treat female infertility. Pending clearance from the FDA, Ferring expects to initiate clinical studies in the second half of 2005.

In September 2004, Vyteris and Ferring entered into a license and development agreement, and a supply agreement for a product that uses an FDA-approved hormone to induce ovulation in women having ovulation disorders. The principal terms of the agreement call for Ferring and Vyteris to share the development costs. In addition, Vyteris agreed to fund the cost of establishing a manufacturing capability for the product and Ferring has agreed to pay for the costs of clinical trials and regulatory filings, and provide Vyteris with milestone payments. Upon commercialization, Vyteris will supply product to Ferring and receive a royalty and a manufacturing transfer price.

The product under development employs Vyteris's proprietary ACTYVE(TM) transdermal drug delivery technology, which is uniquely positioned to provide a safe and effective method of delivering drugs via a pre-programmed regulating system that mimics the body's natural rhythms, a characteristic important in the delivery of therapeutics for the treatment of infertility.

Infertility affects about 6.1 million women and their partners in the United States, or about ten percent of the reproductive-age population, according to the American Society of Reproductive Medicine. According to a 2002 study from Business Communications Company, Inc., the total U.S. market for the treatment of infertility was $2.1 billion in 2001 and is expected to grow to $5.2 billion in 2006. Ovulation disorders are among the most common causes of infertility along with low (or no) sperm counts in men, and fibroids and pelvic inflammatory disease in women.

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"Innovative therapies require smarter, more intelligent methods of delivery,"
stated Wayne Anderson, President of Ferring Pharmaceuticals, Inc. "Vyteris's state-of-the-art technology will allow physicians to provide their patients with a better therapeutic experience. We are delighted to be working with a technology leader such as Vyteris to develop and supply our next generation of fertility therapies."

"As a leader in the area of female infertility, Ferring Pharmaceuticals is an ideal partner for the development and commercialization of the future products which will be borne out of this collaboration," stated Vincent De Caprio, Ph.D., President and Chief Executive Officer of Vyteris. "Our proprietary ACTYVE(TM) transdermal technology provides a simple solution to a complicated drug delivery problem. The ability to make repeated and precisely-timed dosing easy and comfortable for the patient while giving physicians pre-programmed control over the rate, dosage and pattern of drug delivery, unbinds doctors from the worry of non-compliance. We are pleased that this development agreement expands the number of our products in development."

ABOUT VYTERIS
Vyteris Holdings (Nevada), Inc. is a specialty pharmaceutical company organized to develop and manufacture pharmaceutical products based upon its advanced drug delivery technology. The Company's ACTYVE(TM) transdermal drug delivery (iontophoresis) technology delivers drugs comfortably through the skin using low-level electrical energy. This technology allows precise dosing, thus providing physicians and patients with unparalleled control in the rate, dosage and pattern of delivery. The Company's LidoSite(TM) product provides dermal analgesia prior to venipuncture (IV catheter insertions, blood draws, etc.) and superficial dermatological procedures. LidoSite(TM) received marketing clearance from the U.S. Food and Drug Administration and is marketed by B. Braun Medical Inc. For more information visit WWW.VYTERIS.COM.

ABOUT FERRING PHARMACEUTICALS INC.
Ferring Pharmaceuticals, part of the Ferring Group, is a privately owned, international pharmaceutical company which markets Bravelle(R), Menopur(R), Repronex(R) and Novarel(TM) in the United States to infertility specialists and their patients. The Ferring Group specializes in the research, development and commercialization of compounds in general and pediatric endocrinology, urology, gastroenterology, obstetrics/gynecology and infertility. For more information visit WWW.FERRINGUSA.COM.

FORWARD-LOOKING STATEMENTS
Statements in this press release other than historical statements constitute "forward-looking statements". Such forward-looking statements are subject to material risks and uncertainties which could cause the Company's forward-looking statements to be materially inaccurate. The Company has described such risks and uncertainties under the caption "Risk Factors" in various filings made with the SEC.


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